Exhibit 99. 1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Reports Results for the Fourth Quarter and Fiscal Year 2005

•	Fourth-Quarter Net Sales Grow 10% to $541 million

•	Services Sales Increase 23%

•	Fourth-Quarter Net Earnings Increase to $0.46 per Diluted Share

•	$100 Million Share Repurchase Program Authorized

SAN DIEGO—March 16, 2006—PETCO Animal Supplies, Inc. (NASDAQ: PETC) today reported unaudited financial results for the fourth quarter and fiscal year 2005 ended January 28, 2006. The Company also provided its guidance for the first quarter and full fiscal year 2006.

In addition, PETCO today announced that its Board of Directors has authorized a new $100 million share repurchase program.

Fourth-Quarter Results

Net sales in the fourth quarter of fiscal 2005 were $541.5 million, an increase of 10.0% over the fourth quarter of 2004. Comparable store net sales for the period increased 2.0%, on top of a 5.1% increase in the prior-year’s fourth quarter. Sales in the Company’s services business in the fourth quarter increased 23% over the same period last year.

Net earnings for the fourth quarter were $26.8 million, or $0.46 per diluted share. These results compared to net earnings of $26.3 million, or $0.45 per diluted share, in the prior-year fourth quarter. Fourth-quarter 2004 net earnings included an after-tax charge of $4.1 million for debt retirement costs, an after-tax charge of $0.8 million for the cumulative correction of lease accounting matters, and an income tax benefit of $2.3 million, reflecting a non-recurring favorable adjustment of an income tax accrual. Combined, these factors reduced fourth-quarter 2004 net earnings by approximately $0.04 per diluted share. Overall, pro forma net earnings for the fourth-quarter 2004 were $28.9 million, or $0.49 per diluted share.

“In the fourth quarter, we began to return to more normal patterns for our business, with improvement in comp sales and other important performance metrics as we moved through the quarter,” said PETCO Chief Executive Officer James M. Myers. “The return of healthy operating conditions once again demonstrates the strength and resilience of the pet specialty category in general – and PETCO’s business model in particular – as well as the fundamental power of the human-animal bond.”

“We are encouraged by the overall market trends, and we are executing strategic initiatives that we believe set the stage for improved performance from PETCO in fiscal 2006 – especially in the second half of the year.”

Fiscal 2005 Results

Net sales in fiscal 2005 were $2.0 billion, an increase of 10.2% from 2004. Comparable store net sales increased 2.7%, on top of a 6.2% increase in 2004.

Net earnings were $75.2 million, or $1.28 per diluted share, compared to net earnings of $82.4 million, or $1.41 per diluted share, in 2004.

Fiscal 2005 results include an after-tax charge of $1.5 million, or approximately $0.03 per diluted share, for debt retirement costs in the first quarter. Fiscal 2004 results included an after-tax charge of $4.1 million for debt retirement costs, an after-tax charge of $0.8 million for the cumulative correction of lease accounting matters, and an income tax benefit of $2.3 million, reflecting a one-time favorable adjustment of an income tax accrual. Combined, these factors reduced fiscal 2004 net earnings by approximately $0.04 per diluted share.

Excluding the previously mentioned items, pro forma net earnings for fiscal 2005 were $76.6 million, or $1.31 per diluted share, versus $84.9 million, or $1.45 per diluted share, in the prior year.

The Company generated operating cash flow of $164 million during fiscal 2005, allowing it to fund $124 million of capital expenditures in the business.

Fourth-Quarter Operating Margin

Gross margin for the fourth quarter was 34.8%, compared to 35.2% in the pro forma fourth-quarter 2004 results. Modest increases in comparable store net sales resulted in de-leveraging of fixed costs, such as occupancy. The return of a strong positive mix shift led to gains in initial margin, which were offset principally by realizing lower levels of vendor support due to lower sales and purchases during the year.

SG&A expenses as a percentage of sales were 25.9%, compared to 24.6% in the prior-year period. Planned increases in store payroll and advertising expenses contributed to most of the change.

Operating income for the fourth quarter was $47.9 million, or 8.8% of net sales, compared with pro forma operating income $52.1 million in the prior-year period.

Store Expansion Program

PETCO opened 14 new stores during the fourth quarter of fiscal 2005. The addition of eight new stores during the period, net of relocations and closings, increased the store base to 779 locations. PETCO continued its ongoing program to refresh its stores, remodeling three stores into its Pisces format in the fourth quarter.

The Company opened 89 new stores during fiscal 2005, or 63 new stores net of relocations and closings, and remodeled 53 stores into its Pisces format. The Company now has more than 475 stores in its latest store formats.

PETCO will continue to advance its national presence in 2006 by opening approximately 90 new stores, or approximately 75 new stores net of relocations and closings, while continuing with its strategic initiative of remodeling approximately 35 existing stores.

Fiscal 2006 Outlook

The Company currently expects a comparable store net sales increase in the low single digits, or approximately 1% to 3%, for the first quarter of fiscal 2006. This increase in comparable store net sales would come on top of the 5.2% increase achieved in the first quarter of 2005. The Company currently expects earnings per diluted share in the range of $0.23 to $0.25 for the first quarter of fiscal 2006, excluding the effect of accounting for equity-based compensation upon the adoption of Statement of Financial Accounting Standards No. 123(R) – Share-based Payment (FAS 123(R)), described below.

For the fiscal year 2006, the Company currently expects a comparable store net sales increase in the low-to-mid single digits, or approximately 2% to 4%, and earnings per diluted share in the range of $1.48 to $1.52, excluding the adoption of FAS 123(R).

Beginning in the first quarter of fiscal 2006, the Company will adopt FAS 123(R), the new accounting standard requiring companies to expense equity-based compensation. The Company anticipates utilizing the modified-prospective adoption method, under which no changes will be made to prior-year financial statements.

The Company anticipates the effect of adopting FAS 123(R) in fiscal 2006 will be approximately $0.16 per diluted share. The expense that would have been reflected for 2005 was $0.12 per diluted share, had equity-based compensation been expensed in the financial statements. This expense would have represented only two full years of equity grants in the Company’s post-IPO period. Starting with fiscal 2006, this expense will represent three full years of equity grants, which is the Company’s standard vesting period for this program.

In the first quarter, the Company anticipates the adoption of FAS 123(R) to be approximately $0.06 per diluted share, compared to $0.03 per diluted share in the first quarter of 2005 had the Company expensed equity-based compensation. This expense is weighted more heavily to the first quarter primarily due to the impact of accelerated recognition of compensation expense associated with the treatment of equity grantees who are retirement-eligible under FAS 123(R).

Including the effect of adopting FAS 123(R), the Company expects net earnings for the first quarter of fiscal 2006 to be $0.17 to $0.19 per diluted share and $1.32 to $1.36 per diluted share for the full fiscal year 2006.

Share Repurchase Program

“PETCO’s strong operating cash flow provides it with significant strategic financial flexibility to fund its growth plans, as well as to return value to shareholders through opportunistic share repurchases,” said Rodney Carter, Senior Vice President and Chief Financial Officer. “Based on this factor, as well as its confidence in the Company’s longer-term prospects, the Board of Directors has authorized a new share repurchase program that will allow for the purchase of up to $100 million in PETCO shares.”

The number of shares to be purchased in the new program and the timing of those purchases will be based on several factors, including the price of PETCO’s stock, general business and market conditions, and other investment opportunities. The repurchase program may be suspended or discontinued at any time.

Methodology for Calculating Comparable Store Net Sales Percentage Change

Following two full years of reporting net sales under EITF 03-10, the Company has refined its methodology for calculating its comparable store net sales percentage change. Beginning with PETCO’s report of results for the first quarter of fiscal 2006, the calculation will exclude non point-of-sale, PETCO-specific vendor sales incentives. The Company noted that the change will not impact reported revenue, earnings or cash flow.

Under the refined methodology, comparable store net sales for the full fiscal year 2005 would have increased 2.9% on top of a 6.1% increase in 2004. The overall impact of this change is minor, as comparable store net sales increase in fiscal 2005 would have been 0.2% higher and in fiscal 2004 would have been 0.1% lower, under this methodology. For fiscal 2006, the Company expects the refined methodology to lower the increase in comparable store net sales by less than 0.1%.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of $2 billion in fiscal 2005. It operates 779 stores in 49 states and the District of Columbia, as well as a leading destination for online pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $28 million in support of more than 3,300 non-profit grassroots animal welfare organizations around the nation.

Forward-Looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to comparable store net sales, expected earnings per share, the effect of investments in the business as well as other efforts to improve business metrics and attributes, the effect of growth and expansion strategies, the implementation of a stock repurchase program, and management’s assessment of that program, and the ability to achieve operational efficiencies. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations, remediation of any internal control deficiencies, outcome of existing litigation, dependence on senior management, the ability to repurchase shares at prices deemed appropriate by management, and ability to realize on investments made in the business. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 29, 2005. PETCO disclaims any intent or obligation to update these forward-looking statements.

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 1/28/2006	Quarter Ended 1/29/2005	Quarter Ended 1/28/2006	Quarter Ended 1/29/2005
Net sales	$541,468	$492,313	$541,468	$492,313
Cost of sales and occupancy costs	353,131	320,469	353,131	319,129

Gross profit	188,337	171,844	188,337	173,184
Selling, general and administrative expenses	140,435	121,124	140,435	121,124

Operating income	47,902	50,720	47,902	52,060
Interest expense, net	4,151	4,589	4,151	4,589
Debt retirement costs	—	6,754	—	—

Earnings before income taxes	43,751	39,377	43,751	47,471
Income taxes	17,000	13,070	17,000	18,591

Net earnings	$26,751	$26,307	$26,751	$28,880

Net earnings per share, basic	$0.46	$0.46	$0.46	$0.50
Net earnings per share, diluted	$0.46	$0.45	$0.46	$0.49
Basic weighted average number of shares	57,871	57,631	57,871	57,631
Diluted weighted average number of shares	58,301	58,725	58,301	58,725

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	Quarter Ended 1/28/2006	Quarter Ended 1/29/2005
Reconciliation of GAAP to Pro Forma Gross Profit
GAAP gross profit	$188,337	$171,844
Adjustments:
Lease accounting adjustment	—	1,340

Pro forma gross profit	$188,337	$173,184

Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$47,902	$50,720
Adjustments:
Lease accounting adjustment	—	1,340

Pro forma operating income	$47,902	$52,060

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$26,751	$26,307
Adjustments:
Lease accounting adjustment	—	1,340
Debt retirement costs	—	6,754
Tax effect of adjustments	—	(3,188)
Resolution of income tax accrual	—	(2,333)

Pro forma net earnings	$26,751	$28,880

GAAP net earnings per common share, diluted	$0.46	$0.45
Pro forma net earnings per common share, diluted	$0.46	$0.49
Diluted weighted average number of shares (GAAP and Pro forma)	58,301	58,725

PETCO Animal Supplies, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Year Ended 1/28/2006	Year Ended 1/29/2005	Year Ended 1/28/2006	Year Ended 1/29/2005
Net sales	$1,996,089	$1,812,145	$1,996,089	$1,812,145
Cost of sales and occupancy costs	1,330,054	1,181,354	1,330,054	1,180,014

Gross profit	666,035	630,791	666,035	632,131
Selling, general and administrative expenses	524,566	472,780	524,566	472,780

Operating income	141,469	158,011	141,469	159,351
Interest expense, net	14,974	19,337	14,974	19,337
Debt retirement costs	2,447	6,754	—	—

Earnings before income taxes	124,048	131,920	126,495	140,014
Income taxes	48,878	49,547	49,850	55,068

Net earnings	$75,170	$82,373	$76,645	$84,946

Net earnings per share, basic	$1.30	$1.43	$1.33	$1.48
Net earnings per share, diluted	$1.28	$1.41	$1.31	$1.45
Basic weighted average number of shares	57,802	57,542	57,802	57,542
Diluted weighted average number of shares	58,543	58,511	58,543	58,511

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP Financial Measures to Pro Forma Financial Measures

(Unaudited, in thousands, except per share data)

	Year Ended 1/28/2006	Year Ended 1/29/2005
Reconciliation of GAAP to Pro Forma Gross Profit
GAAP gross profit	$666,035	$630,791
Adjustments:
Lease accounting adjustment	—	1,340

Pro forma gross profit	$666,035	$632,131

Reconciliation of GAAP to Pro Forma Operating Income
GAAP operating income	$141,469	$158,011
Adjustments:
Lease accounting adjustment	—	1,340

Pro forma operating income	$141,469	$159,351

Reconciliation of GAAP to Pro Forma Net Earnings
GAAP net earnings	$75,170	$82,373
Adjustments:
Lease accounting adjustment	—	1,340
Debt retirement costs	2,447	6,754
Tax effect of adjustments	(972)	(3,188)
Resolution of income tax accrual	—	(2,333)

Pro forma net earnings	$76,645	$84,946

GAAP net earnings per common share, diluted	$1.28	$1.41
Pro forma net earnings per common share, diluted	$1.31	$1.45
Diluted weighted average number of shares (GAAP and Pro forma)	58,543	58,511

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, In thousands)

	January 28, 2006	January 29, 2005
ASSETS
Cash and cash equivalents	$39,524	$36,815
Receivables	20,422	17,875
Merchandise inventories	183,336	167,038
Other current assets	30,609	28,596

Total current assets	273,891	250,324
Fixed assets, net	377,394	333,300
Goodwill	40,227	40,179
Other assets	18,163	16,650

	$709,675	$640,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$90,834	$82,142
Accrued expenses and other current liabilities	158,694	141,044
Current portion of long-term debt	1,755	353

Total current liabilities	251,283	223,539
Senior credit facility	60,000	85,000
Senior subordinated notes payable	89,267	103,982
Deferred rent and other liabilities	92,287	90,637

Total liabilities	492,837	503,158
Stockholders’ equity	216,838	137,295

	$709,675	$640,453